Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Dow Jones Industrial Average TM (ticker: “INDU”), the Russell 2000® Index (ticker: “RTY”) and the S&P 500® Index (ticker: “SPX”) Pricing date: August 28, 2023 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: August 31, 2028 (unless earlier redeemed) Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its autocall barrier value , the securities will be automatically called for an amount equal to the principal plus the applicable premium. Premium: 6.50% per annum CUSIP / ISIN: 17291RXA5 / US17291RXA57 Final barrier value: 65.00% of its initial underlying value, for each underlying Autocall barrier value: 90.00% of its initial underlying value, for each underlying Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its autocall barrier value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its autocall barrier value but greater than or equal to its final barrier value : $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + [$1,000 × underlying return of worst performer] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final barrier value, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the secu rit ies are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated July 31, 2023 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of INDU, RTY and SPX

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Valuation Date on which Worst Performer Equals or Exceeds Autocall Barrier Value Premium Hypothetical Redemption August 28, 2024 6.50% $1,065.00 November 29, 2024 8.125% $1,081.25 February 28, 2025 9.75% $1,097.50 May 28, 2025 11.375% $1,113.75 August 28, 2025 13.00% $1,130.00 November 28, 2025 14.625% $1,146.25 March 2, 2026 16.25% $1,162.50 May 28, 2026 17.875% $1,178.75 August 28, 2026 19.50% $1,195.00 November 30, 2026 21.125% $1,211.25 March 1, 2027 22.75% $1,227.50 May 28, 2027 24.375% $1,243.75 August 30, 2027 26.00% $1,260.00 November 29, 2027 27.625% $1,276.25 February 28, 2028 29.25% $1,292.50 May 30, 2028 30.875% $1,308.75 If the closing value of the worst performer is not greater than or equal to its autocall barrier value on any valuation date, then the securities will not be automatically redeemed and you will not receive a premium. **This hypothetical assumes that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary. *** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. Hypothetical Payment at Maturity per Security*** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,325.00 75.00% $1,325.00 35.00% $1,325.00 25.00% $1,325.00 - 10.00% $1,325.00 - 10.01% $1,000.00 - 20.00% $1,000.00 - 35.00% $1,000.00 - 35.01% $649.90 - 50.00% $500.00 - 100.00% $0.00 D C B A A B C D

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating • You will be subject to risks relating to the relationship between the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings . • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.